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                                                                  EXHIBIT 10.1.1


                                                                  March 13, 2002

By Federal Express

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Mr. Jean-Paul Mangeolle
18 Longmeadow Way
Acton, MA 01720

Dear Jean-Paul:

This letter is a revision and replacement of my letter dated March 8, 2002 to reflect certain considerations that we have discussed with respect to the severance arrangements being offered to you as a result of the termination of your employment with Mykrolis Corporation (the "Company") effective as of March 8, 2002 (the "Separation Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

     1. Final Salary and Vacation Pay. You will receive pay for all work you have performed for the Company during the current payroll period through the Separation Date, to the extent not previously paid, as well as pay, at your current base rate of pay, for any vacation days you had earned, but not used, as of the Separation Date in accordance with Company policy.

     2. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, the Company will provide you the following severance pay and benefits:

(a) The Company will pay you salary continuation payments for a period of eighteen (18) months following the Separation Date (the "Severance Pay Period") as follows: (i) from the Separation Date until December 31, 2002, you will be paid at your current (i.e. post reduction) base salary, at the rate of One Hundred and Ninety-Nine Thousand Seven Hundred Fifty and 00/100 Dollars ($199,750.00) per year; (ii) thereafter from January 1, 2003 until the expiration of the Severance Pay Period, you will be paid your prior 2001 (i.e. pre-reduction) base salary, at the rate of Two Hundred and Thirty-Five Thousand and 00/100 Dollars ($235,000.00) per year. Payments will made in the form of salary continuation and will begin on the next regular Company payday which is at least five business days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b) If you were enrolled in the Company's medical and dental plans on the Separation Date, the Company will continue these benefits through the earlier of (i) September 8, 2002; or (ii) the date you become eligible for coverage under the health plan of another employer. Upon termination pursuant to (i) or (ii) above, you may, at your own expense, elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as "COBRA."

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Mr. Jean-Paul Mangeolle
March 13, 2002
Page 2 of 7



(c) The services of the Colony Group will continue to be available to you at the current level for the balance of 2002. These services will terminate December 31, 2002.

(d) Your contributions and the Company's matching contributions to the Mykrolis Corporation Savings and Investment Plan terminate as of the Separation Date. The balances in your accounts under the Savings and Investment Plan will be paid out to you in accordance with the terms of that Plan. You will have a number of options with respect to the payment of these balances; T. Rowe Price, the Trustee of the Savings and Investment Plan, has been instructed to mail a distribution kit to your home. You should expect to receive this in approximately two weeks. This distribution kit will include detailed information regarding your payment options, instructions and necessary forms.

(e) As of the Separation Date no options outstanding under the Mykrolis Corporation 2001 Equity Incentive Plan are vested. On the Separation Date, the Company will cause any options to purchase common stock of the Company to which you were entitled before the Separation Date under the Mykrolis Corporation 2001 Equity Incentive Plan that would have vested during the period commencing with the Separation Date and ending on the first anniversary of the Separation Date had you continued to be employed throughout that period (the "Separation Vested Options") to become exercisable, subject to your signing and returning this Agreement in a timely manner and to your not revoking it in a timely manner thereafter. You may exercise the Separation Vested Options as of the date immediately following the later of: (i) the effective date of this Agreement (which shall occur upon the day immediately following the expiration of seven days following the date that the Vice President, Human Resources of the Company receives this Agreement, signed by you) or (ii) April 1, 2002 (the date on which the Company's out-sourced systems to process exercises of stock options becomes operational). The Separation Vested Options shall remain exercisable until the close of the New York Stock Exchange on April 1, 2003, after which time any portion of the Separation Vested Options not exercised shall be forfeited and shall terminate. Except as otherwise expressly provided in this paragraph, the terms and conditions of the Separation Vested Options shall remain unchanged and shall be governed by the terms of the Mykrolis Corporation 2001 Equity Incentive Plan and the applicable stock option grant letter and any other requirements and restrictions generally applicable to shares purchased by Company employees, as these may be amended from time to time by the Company for participants generally.

(f) The Company will provide you, at the Company's cost, outplacement services through Keystone Associates for a period of six months or, if earlier, until the date you accept new employment.

Mr. Jean-Paul Mangeolle
March 13, 2002
Page 3 of 7



     3. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

     4. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. Without limiting the generality of the foregoing, you expressly waive and relinquish any and all rights you have, or might have, to any bonus or other incentive compensation, severance pay benefits, or other compensation, of any kind or description, under any plan or program of the Company.

     5. Status of Employee Benefits, Paid Time Off and Stock Options. Except as otherwise expressly provided in paragraphs 2(b) and 2(c) of this Agreement, your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Your rights with respect to all stock options to which you were entitled under the Mykrolis Corporation 2001 Equity Incentive Plan that do not vest in accordance with paragraph 2(e) hereof have been cancelled as of the Separation Date.

     6. Resignation You hereby resign, effective as of the Separation Date, all positions and offices held by you with the Company or any of its Affiliates.

     7. Confidentiality and Non-Disparagement. You agree that you will continue to protect Confidential Information, as defined below, and that you will not, directly or indirectly, use or disclose it. You also agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. Further, you agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm the interests or reputation of the Company or any of its Affiliates.

     8. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business of the Company or any of its Affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control. Further, you represent and warrant that

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Mr. Jean-Paul Mangeolle
March 13, 2002
Page 4 of 7

you have not retained any copy of any documents, materials or information of the Company or any of its Affiliates (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

     9. Restricted Activities. You acknowledge that during your employment with the Company you have had access to Confidential Information which, if disclosed, would assist in competition against the Company and agree that the following restrictions on your activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(a) You agree that, during the period from the Separation Date through September 30, 2003, you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company within the United States or in any other country in which the Company was doing business, or planning to do business, as of the Separation Date. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person, as defined below, that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during your employment with the Company, unless the Company agrees, in advance and in writing, signed by an expressly authorized representative of the Company, to your working or providing services for a specified Person. The Company will so agree provided that it determines, in its sole discretion, that your acceptance of a position with such person or your provision of such work or services will not result in the use or disclosure of Confidential Information. You agree to seek the Company's consent at least ten (10) business days prior to accepting any such position or commencing any business activity which could be inconsistent with your obligations under this Agreement and to provide the Company with all information that it may reasonably request in order to make a determination as contemplated under the immediately preceding sentence. Further, in signing this Agreement, you represent and warrant to the Company that you have complied fully with all of your obligations under this paragraph 9 and under paragraph 7 of this Agreement during the period from the Separation Date through the effective date of this Agreement.

(b) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this paragraph 9. You agree without reservation that

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Mr. Jean-Paul Mangeolle
March 13, 2002
Page 5 of 7


     these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in paragraph 7 above or of this paragraph 9, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of paragraph 7 above or of this paragraph 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     10. Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

     11.   Release of Claims.

(a) In exchange for the special severance pay and other benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, whether known or unknown, of any kind or description, including without limitation any causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any of its Affiliates or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, employees, general and limited partners, members, managers, agents and representatives, their successors and assigns, and all others connected with them, and all employee benefit plans maintained by the Company and all trustees and plan administrators of such plans, both individually and in their official capacities, from any and all such causes of action, rights or claims.

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Mr. Jean-Paul Mangeolle
March 13, 2002
Page 6 of 7



(b) This Agreement, including the release of claims set forth in the paragraph directly above, creates legally binding obligations and the Company advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the second sentence of paragraph 7 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

     12. Definitions.  As used in this Agreement:

     "Affiliates" means any and all persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

     "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known to the public including, without limitation, all strategic business plans, marketing and sales data and information, all financial, technical personnel, manufacturing, operations, product and systems information. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

     "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

     13. Compliance with Section 16(a) of the Securities Exchange Act. You acknowledge that it is your responsibility to make all required filings with the Securities and Exchange Commission and with the New York Stock Exchange with respect to all holdings of and transactions in Mykrolis common stock not previously reported. You agree to make all such required filings in accordance with the rules of the Securities and Exchange Commission.

     14. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only any loans to you which are outstanding on the effective date hereof and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

Mr. Jean-Paul Mangeolle
March 13, 2002
Page 7 of 7


(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-law principles thereof.

(c) The obligation of the Company under paragraph 2 of this Agreement are expressly conditioned upon your continued full performance of your obligations under this Agreement.

     If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                    Sincerely,



                                    MYKROLIS CORPORATION

                                    By: /s/ Robert Crook
                                        -------------------------------
                                        Robert Crook
                                        Vice President, Human Resources

Accepted and agreed:


Signature:
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Date:
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